UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

HOUSTON AMERICAN ENERGY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Proposed maximum aggregate value of transaction:

(4)	Total fee paid:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Filing Party:

(5)	Date Filed:

June 29, 2020

Dear Fellow Shareholder:

We are writing to encourage you to vote your shares at our Annual Shareholders Meeting.

The meeting, originally scheduled for June 23, 2020, was convened and then adjourned, without conducting any business, until Friday, July 17, 2020 at 10:00 a.m. Central Time, in order to facilitate solicitation of additional proxies with respect to approval of Proposal 2, authorizing the board of directors to carry out a reverse split of our common stock.

While a substantial majority of the shares voted in favor of Proposal 2, the favorable votes were less than a majority of all outstanding shares which is required for approval of such proposal.

Houston American Energy’s continued listing on the NYSE American exchange is contingent upon approval of the reverse stock split called for in Proposal 2. We strongly believe that our exchange listing greatly enhancing our liquidity and access to capital, among other benefits.

Our records indicate that, as of May 6, 2020, the “Record Date” for the Annual Shareholders Meeting, you held shares of our common stock and, therefore, you are entitled to vote on the matters described in our Proxy Statement previously mailed to you.

Our records indicate that we have not yet received your vote. Remember, your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares!

Our Board of Directors, including our Independent Directors, recommends that you vote your shares in favor of each of the Proposals described in the Proxy Statement.

Voting promptly may help reduce costs that we may incur soliciting votes. If we do not receive your proxy, you may receive a call from a proxy solicitation firm reminding you to exercise your right to vote.

Thank you in advance for your participation and your consideration in this extremely important matter.

Jim Schoonover
Chief Executive Officer